UNDERWRITING AGREEMENT

Schedule A

Fund Name	Effective Date
Equinox Chesapeake Strategy Fund	04/30/2015
Equinox Crabel Strategy Fund	04/30/2015
Equinox Campbell Strategy Fund	04/30/2015
Equinox EquityHedge U.S. Strategy Fund	04/30/2015
Equinox BH-DG Strategy Fund	04/30/2015
Equinox BlueCrest Systematic Macro Fund	04/30/2015
Equinox Aspect Core Diversified Strategy Fund	04/30/2015
Equinox IPM Systematic Macro Fund	04/30/2015

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UNDERWRITING AGREEMENT

Schedule B

Equinox Chesapeake Strategy Fund

Equinox Crabel Strategy Fund

Equinox Campbell Strategy Fund

Equinox EquityHedge U.S. Strategy Fund

Equinox BH-DG Strategy Fund

Equinox BlueCrest Systematic Macro Fund

Equinox Aspect Core Diversified Strategy Fund

Equinox IPM Systematic Macro Fund

Fee Schedule

This Fee Schedule is part of the Underwriting Agreement effective April 30, 2015 (the “Agreement”) by and between Equinox Funds Trust and Northern Lights Distributors, LLC. This Fee Schedule replaces any existing fee schedule with respect to the Fund(s) identified herein.

Service Fees:

Annual fee of $10,000 for the first Fund and $5,000 for each additional Fund

PLUS:

•	1 basis point or 0.01% per annum of each Fund’s average daily net assets up to $250 million, and;

•	3⁄4 basis point or 0.0075% per annum of each Fund’s average daily net assets between $250 million and $500 million, and;

•	1⁄2 basis point or 0.0050% per annum of each Fund’s average daily net assets between $500 million and $1 billion, and;

•	1⁄4 basis point or 0.0025% per annum of each Fund’s average daily net assets over $1 billion.

The Fund(s) shall also pay an additional fee to NLD calculated as 25% of any FINRA costs incurred (for example, if FINRA charged $100 to perform advertising review, NLD would charge the Fund and additional $25).

All service fees outlined above are payable monthly in arrears.

Registered Representative Licensing:

Annual fee of $5,500 per Registered Representative plus all out-of-pocket costs (such as registration expenses and travel expenses to conduct required training).

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UNDERWRITING AGREEMENT

Schedule B

Equinox Chesapeake Strategy Fund

Equinox Crabel Strategy Fund

Equinox Campbell Strategy Fund

Equinox EquityHedge U.S. Strategy Fund

Equinox BH-DG Strategy Fund

Equinox BlueCrest Systematic Macro Fund

Equinox Aspect Core Diversified Strategy Fund

Equinox IPM Systematic Macro Fund

Fee Schedule

Out-of-Pocket Expenses:

The Fund(s) shall pay all reasonable out-of-pocket expenses incurred by NLD in connection with activities performed for the Fund(s) hereunder including, without limitation:

•	typesetting, printing and distribution of prospectuses and shareholder reports

•	production, printing, distribution and placement of advertising and sales literature and materials

•	engagement of designers, free-lance writers and public relations firms

•	long-distance telephone lines, services and charges

•	postage

•	overnight delivery charges

•	FINRA and registration fees

•	marketing expenses

•	record retention fees

•	travel, lodging and meals

•	NSCC charges

•	Fund platform fees and service fees

•	Website monitoring fees

In the event the fees authorized by the Fund(s) for payment to NLD are insufficient to cover the fees due to NLD for its services provided hereunder, Equinox Institutional Asset Management, LP, the investment adviser to such Fund(s), agrees to pay NLD the remaining balance of any fees due and payable to NLD according to this fee schedule within fifteen (15) days of request.

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UNDERWRITING AGREEMENT

Schedule B

Equinox Chesapeake Strategy Fund

Equinox Crabel Strategy Fund

Equinox Campbell Strategy Fund

Equinox EquityHedge U.S. Strategy Fund

Equinox BH-DG Strategy Fund

Equinox BlueCrest Systematic Macro Fund

Equinox Aspect Core Diversified Strategy Fund

Equinox IPM Systematic Macro Fund

Fee Schedule

IN WITNESS WHEREOF, the parties hereto have executed this Schedule to the Underwriting Agreement effective as of August 21, 2015.

EQUINOX FUNDS TRUST (on behalf of the above referenced Funds)		NORTHERN LIGHTS DISTRIBUTORS, LLC

By:	/s/ Robert J. Enck	By:	/s/ Brian Nielsen
	Robert J. Enck		Brian Nielsen
	President		Chief Executive Officer

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UNDERWRITING AGREEMENT

Schedule B

Equinox Chesapeake Strategy Fund

Equinox Crabel Strategy Fund

Equinox Campbell Strategy Fund

Equinox EquityHedge U.S. Strategy Fund

Equinox BH-DG Strategy Fund

Equinox BlueCrest Systematic Macro Fund

Equinox Aspect Core Diversified Strategy Fund

Equinox IPM Systematic Macro Fund

Fee Schedule

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) NLD expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) NLD’s business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any NLD employees who are involved in the procurement of the Services under the Agreement then NLD may suffer lost sales and other opportunities and would incur substantial time and money in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of NLD for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to NLD in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

47 Hulfish Street, Suite 510

Princeton, NJ 08542

By:	/s/ Robert J. Enck
Robert J. Enck
President

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